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                                                                    EXHIBIT 21.1



                           SUBSIDIARIES OF THE COMPANY

The Company has one wholly-owned subsidiary, Computer Motion, S.A., a company organized under the laws of France.

The Company has formed a wholly-owned subsidiary, CMI.HERMES, a Delaware corporation.